P R E S S

R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS COMMENTS ON RECENT STOCK TRADING ACTIVITY AND CONVERSION OF NOTE BY TONGA

San Antonio, Texas, November 19, 2004 -- Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information system (GIS) markets, today commented on recent trading activity in its common stock and the conversion of the Company's senior secured convertible promissory note held by Tonga Partners, L.P.

The Company reiterated that it is unaware of any business reason for the recent unusual trading activity in the Company's stock. Beginning late in the trading day on November 9, 2004, the trading volume of the Company's stock reached unprecedented levels, and unusually active trading continued through the close of trading yesterday. On November 10, 2004, total volume exceeded 8.5 million shares compared with average daily volume of approximately 3,070 shares during the month of October 2004.

Tonga Partners, L.P. held a senior secured convertible promissory note for $1,700,000 that it elected to convert on November 10, 2004. ASI received notice of the conversion on November 11, 2004. As announced on November 12, 2004, based on the conversion price of $1.05 per share as established by the contractual provisions of the convertible note, the note and the accrued interest were converted into 1,701,349 shares of ASI's common stock. The newly issued shares increase ASI's total outstanding common shares from 1,104,173 to 2,805,522. In connection with the note conversion, Tonga is releasing its collateral under the note.

Based on reports filed by Tonga since its conversion of the note, ASI has learned that Tonga has sold its shares of common stock in the Company and no longer holds any ASI shares. Prior to the recent unusual trading activity, the Company had been negotiating with Tonga to buy the note at a discount and remove the convertibility feature of the note except in the event of default. The Company believes that the unexpected substantial trading activity caused Tonga to revisit its ability to liquidate the underlying shares of common stock and elect to convert the note into shares of ASI's common stock. Upon the sale of all of its ASI shares, Tonga has relinquished its right to appoint directors of the Company.

Analytical Surveys Inc. provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-K/A.